Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Dominion Resources, Inc. on Form S-8 of our reports dated January 22, 2002 (which reports express an unqualified opinion and include an explanatory paragraph as to a change in accounting principle for derivative instruments and hedging activities in 2001 and a change in the method of accounting used to develop the market-related value of pension plan assets in 2000) appearing in and incorporated by reference in the Annual Report on Form 10-K of Dominion Resources, Inc. for the year ended December 31, 2001.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia
March 27, 2002